Exhibit 3.359

Submit the original And one true copy Registry Number: [ILLEGIBLE]	SECRETARY OF STATE Corporation Division Business Registry 158 12th Street NE Salem, OR 97310-0210 (503) 378-4166	THIS SPACE FOR OFFICE USE ONLY
501759-84
FILED
FEB 20 1996
SECRETARY OF STATE
ARTICLES OF INCORPORATION
Business Corporation
PLEASE TYPE OR PRINT LEGIBLY IN BLACK INK

ARTICLE 1:	Name of corporation: Capitol Recycling and Disposal, Inc.

Note: The name must contain the word “Corporation”, “Company”, “Incorporated” or “Limited”, or an abbreviation of one of such words.

ARTICLE 2:	Number of shares the corporation will have authority to issue: 100

ARTICLE 3:	Name of the initial registered agent: Gary Barton

Address of initial registered office (must be a street address in Oregon which is identical to the registered agent’s business office):

	525 NW 2nd Street	Corvallis	Oregon	97330

	Street and number	City		Zip code

Mailing address of registered agent (if different from the registered office):

	PO Box 807	Corvallis	Oregon	97339

	Street and number or PO box	City		Zip code

ARTICLE 4:	Address where the Division may mail notices: (Attn:) Gary Barton

	PO Box 807	Corvallis	OR	97339

	Street and number or PO box	City	State	Zip code

ARTICLE 5:	Name and address of each incorporator:

Scott A. Fewel

456 SW Monroe # 101

Corvallis, OR 97330

ARTICLES OF INCORPORATION
BUSINESS CORPORATION
PAGE 2 501759-84
Name of the corporation:           Capitol Recycling and Disposal, Inc.

ARTICLE 6:	Name and address of each director (optional):

ARTICLE 7:	Other optional provisions:

Execution:	/s/ Scott A. Fewel	Scott A. Fewel	Incorporator

	Signature	Printed name	Title

Incorporator

	Signature	Printed name	Title

Person to contact about this filing:	Scott A. Fewel	541-752-5154

	Name	Daytime phone number
Make checks payable to the Corporation Division. Submit the completed form and fee to: Corporation Division, Business Registry, 158 12th Street NE Salem, Oregon 97310-0210.

FILED
AUG 23 1999
SECRETARY OF STATE
ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION OF
CAPITOL RECYCLING AND DISPOSAL, INC.
          1. The name of the corporation is Capitol Recycling and Disposal, Inc.
          2. The amendments adopted to the articles of incorporation are as follows, to add the following articles to the articles of incorporation:
“ARTICLE 7. ELIMINATION OF LIABILITY
     “A. To the fullest extent permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except that this provision shall not eliminate or limit the liability of a director for any of the following:
     “1. Any act or omission occurring before the date this provision becomes effective;
     “2. Any breach of the director’s duty of loyalty to the corporation or its shareholders;
     “3. Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
     “4. Any distribution to shareholders that is unlawful under the Oregon Business Corporation Act or successor statute; or
     “5. Any transaction from which the director derived an improper personal benefit.
     “B. Without limiting the generality of the foregoing, if the provisions of applicable law are further amended at any time, and from time to time, to authorize corporate action further eliminating the personal liability of directors and officers of the corporation, the liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by applicable law, as so amended.
     “C. No amendment to or repeal of this Article 7, or adoption of any provision of these Articles of Incorporation inconsistent with this Article 7, or a change in the law, shall adversely affect any elimination or limitation of liability, or other right or protection, that is based upon this Article 7 and pertains to any act, conduct, omission, or circumstance that occurred or existed before the amendment, repeal, adoption, or change. No change in the law shall reduce or eliminate the rights and protections set forth in this Article 7 unless the change in law specifically requires the reduction or elimination. No amendment to or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director or officer of the corporation for or with respect to any acts or omissions before the amendment or repeal.”
“ARTICLE 8. INDEMNIFICATION
     “D. The corporation shall indemnify, to the fullest extent permitted by law, any person who is made or threatened to be made a party to, witness in, or otherwise involved in, any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including any action, suit, or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or any of its subsidiaries, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation or any of its subsidiaries, or served or serves at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, or other enterprise. Any indemnification provided pursuant to this Article 8 shall not be exclusive of any rights to which the person indemnified may otherwise be entitled under any provision of these Articles of Incorporation, the Bylaws, agreement, statute, policy of insurance, or otherwise.
     “E. Indemnification provided under this Article 8 shall continue to cover any director or officer after the person ceases to serve in that capacity and shall enure to the benefit of the person’s heirs, personal representatives, and administrators.
     “F. The right to indemnification conferred by this Article 8 shall be considered a contract right between the corporation and the person entitled to indemnity under this Article 8.
     “G. In addition to any rights set forth above in this Article 8, the corporation shall advance all reasonable expenses incurred by a director or officer who on behalf of the corporation is party to a proceeding, in advance of the proceeding to the fullest extent required or authorized under the law.”
          3. The date each amendment was adopted is 8/18, 1999.
Page 2 — ARTICLES OF AMENDMENT

          4. The amendments were approved by the shareholders. One hundred shares of the corporation are outstanding, 100 votes are entitled to be cast on the amendments, 100 votes were cast for the amendments, and no votes were cast against the amendments.

Capitol Recycling and Disposal, Inc.
By:	/s/ Gary A. Barton
Gary A. Barton, Vice President

Page 3 — ARTICLES OF AMENDMENT